Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-124066 and 333-120072 and Form S-3 Nos. 333-113065, 333-124065, 333-132310, 333-137329, 333-144109 and 333-148218) of Arrowhead Research Corporation of our reports dated December 15, 2008, with respect to: (1) the consolidated financial statements of Arrowhead Research Corporation, and (2) the effectiveness of internal control over financial reporting of Arrowhead Research Corporation, included in this Annual Report (Form 10-K) for the year ended September 30, 2008.

/s/    Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

December 15, 2008